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                                                           EXHIBIT A.2
                                                           TO AGREEMENT AND
                                                           PLAN OF MERGER
                                                           --------------

                                       RESTATED

                             CERTIFICATE OF INCORPORATION

                                          OF

                        BUILDING MATERIALS HOLDING CORPORATION

                          ---------------------------------

    Building Materials Holding Corporation, a corporation organized under the laws of the State of Delaware, hereby certifies as follows:

    1. The original certificate of incorporation of Building Materials Holding Corporation was filed with the Secretary of State of Delaware on April 14, 1997.

    2. This Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of Building Materials Holding Corporation and has been duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware.

    3. The text of the Certificate of Incorporation of Building Materials Holding Corporation is hereby amended and restated to read in its entirety as follows:

    FIRST: The name of the corporation (hereinafter called the "Corporation") is Building Materials Holding Corporation.

    SECOND: The address, including street, number, city, and county, of registered office of the Corporation in the State of Delaware is 1013 Centre Road Street, in the City of Wilmington County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Prentice-Hall Corporation System, Inc.

    THIRD: The purpose of the Corporation is to engage in any lawful or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

    FOURTH: The total number of shares of capital stock which the Corporation is authorized to issue is Twenty-Two Million. Two Million (2,000,000) shares shall be Preferred Stock, each having a par value of one-tenth cent ($.001). Twenty Million (20,000,000) shares shall be Common Stock, each having a par value of one-tenth cent ($.001). The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, by filing a certificate pursuant to the applicable law of the State of Delaware (a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series


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and the qualifications, limitations or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

    No share or shares of any class or series of Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued as part of such class or series, and the Board of Directors is authorized, pursuant to Section 243 of the Delaware General Corporation Law, to retire any such share or shares. The retirement of any such share or shares shall not reduce the total authorized number of shares of Preferred Stock.

    The first series of Preferred Stock shall consist of Forty Thousand One Hundred Fifty (40,150) shares designated Class A Senior Preferred Stock (the "Class A Preferred Stock"). The second series of Preferred Stock shall consist of Fifty Thousand (50,000) shares designated Class B Senior Preferred Stock (the "Class B Preferred Stock"). The third series of Preferred Stock shall consist of One Hundred Fifty Thousand (150,000) shares designated Class C Junior Participating Cumulative Preferred Stock (the "Series C Preferred Stock").

    The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and the Preferred Stock are as follows:

    L.   DIVIDENDS AND DISTRIBUTIONS.

         (a) COMMON STOCK. No distribution (as defined below) shall be made to the holders of Common Stock so long as any shares of Preferred Stock are outstanding or any accrued dividends thereon remain unpaid. As used in this Section 1(a), "distribution" means the transfer of cash, obligations of the Corporation or property without consideration or at less than fair market value (but in such event only to the extent of the shortfall), whether by way of dividend or otherwise (except a dividend in shares of the Corporation) or the purchase or redemption of shares of the Corporation for cash, obligations of the Corporation or property, including any such transfer, purchase or redemption by a subsidiary of the Corporation, but excluding repurchase of shares of employees of the Corporation or of any affiliate thereof upon termination of their employment with the Corporation and all affiliates thereof or otherwise pursuant to agreements providing for the right of said repurchase between the Corporation and such persons at a price not higher than the original purchase price of such stock or the then current book value.

         (b) CLASS A PREFERRED STOCK. No dividends shall accrue or be payable on the Class A Preferred Stock prior to January l, 1993. The holders of any outstanding shares of Class A Preferred Stock shall be entitled to receive, and there shall accrue and become


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    payable, on December 31 in each calendar year commencing with 1993 in which such shares are outstanding at June 30 of such year, an annual dividend in an amount equal to $6.00 per share and no more, payable out of funds legally available therefor, at the election of the Board of Directors, either in cash or in shares of Class A Preferred Stock having an aggregate liquidation preference equal to the amount of the dividend. Any dividend on Class A Preferred Stock not paid (in a form permitted or required by this paragraph(b)) shall cumulate, whether or not funds were legally available therefor.

         (c) CLASS B PREFERRED STOCK. No dividends will accrue or be payable on the Class B Preferred Stock prior to December 31, 1993. If in any year thereafter the Corporation for any reason does not redeem all or any portion of the Class B Preferred Stock pursuant to Section 3(a)(iv), a dividend shall accrue and be payable on the Series B Preferred Stock in accordance with the terms of this paragraph 1(c). For purposes of calculating the amount of the dividend payable on the Class B Preferred Stock, if any, the Corporation shall maintain a record of the total number of shares which it has not redeemed pursuant to Section 3(a)(iv) and which it has not subsequently redeemed pursuant to Section 3(a)(i)(B) (collectively the "Deferred Redemption Shares"). The dividend shall accrue and be payable quarterly on May 2, August 2, November 2 and February 2 of each year commencing on May 2, 1994 (each a "Dividend Date") out of funds legally available therefor to the holder of record of the Class B Preferred Stock on each such Dividend Date. The amount of the dividend per share, if any, for a particular Dividend Date shall be equal to (x) the product of
    (i) the number of Deferred Redemption Shares on such Dividend Date and
    (ii) $3.75, divided by (y) the number of shares of Class B Preferred Stock outstanding on such Dividend Date. Any dividends on Class B Preferred Stock not paid (in a form permitted or required by this paragraph (c)) shall cumulate, whether or not funds were legally available therefor.

         (d) (i) SERIES C PREFERRED STOCK. The holders of shares of Series C Preferred Stock, in preference to the holders of shares of Common Stock and of any other junior stock of the Corporation that may be outstanding, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the tenth day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $.25 per share ($1.00 per annum), or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision or combination or


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    consolidation of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Preferred Stock. In the event that the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then and in each such event, the amount to which the holder of each share of Series C Preferred Stock was entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              (ii) The Corporation shall declare a dividend or distribution on the Series C Preferred Stock as provided in paragraph (d)(i) of this
    Section 1 contemporaneously with any declaration of a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.25 per share ($1.00 per annum) on the Series C Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

              (iii) Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series C Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which cash dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which cases such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall cumulate but shall not bear interest. Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

    2.   PREFERENCE ON LIQUIDATION.

         (a)  CLASS A AND CLASS B PREFERRED STOCK.

              (i) LIQUIDATION AMOUNT. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of shares of Class A Preferred Stock or Class B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders' whether from capital, surplus or earnings, before any payment shall be made in respect of Common Stock the amount of One Hundred Dollars ($100) per share for each share of Class A Preferred Stock or Class B Preferred Stock then held by them, plus all accrued and unpaid dividends thereon to the date fixed for distribution. After setting apart or paying in full the preferential amounts due the holders of record of the issued and outstanding Class A Preferred Stock and Class B Preferred Stock, the Corporation's remaining equity (whether stated capital or surplus), if any, shall, subject to Section 2(b), be distributed exclusively to the holders of record of the issued and outstanding Common Stock. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Preferred Stock the full preferential amounts to which they shall be entitled, such assets as are available shall be distributed (pro rata, if necessary) first to the holders of Class A Preferred Stock, and any assets remaining after payment in full of the preferential amount on the Class A Preferred Stock shall be distributed pro rata to the holders of the Class B Preferred Stock.

              (ii) MERGER OR SALE OF ASSETS. The merger or consolidation of the Corporation into or with another corporation, or the sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in paragraph (a); provided, however, that nothing in this clause (ii) shall be interpreted to lessen any rights granted to holders of Class A Preferred Stock and Class B Preferred Stock in Section 4(a)(ii) hereof.

         (b)  SERIES C PREFERRED STOCK.

              (i) LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to:

                     (A) the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received the greater of (1) $1.00 per share ($.01 per one one-hundredth of a share), plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (2) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock; or

                     (B) the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except distributions made ratably on the Series C Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

    In the event that the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then and in each such event, the aggregate amount to which the holder of each shares of Series C Preferred Stock was entitled immediately prior to such event under the proviso in clause (A) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              (ii) RANK. Unless otherwise provided in this Certificate of Incorporation or a Certificate of Designation relating to a subsequent series of Preferred Stock, the Series C Preferred Stock shall rank junior to all other series of Preferred Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, and senior to the Common Stock.

    3.   REDEMPTION.

         (a)  CLASS A AND CLASS B PREFERRED STOCK.

              (i)    REDEMPTION AT THE OPTION OF THE CORPORATION.

                        (A) Subject to the provisions of Section 3(a)(vi), the Corporation may at any time it may lawfully do so, at the option of the Board of Directors, redeem the Class A Preferred Stock or Class B Preferred Stock in whole or in part by paying in cash therefor One Hundred Dollars ($100) for each share of Class A Preferred Stock or Class B Preferred Stock, as the case may be, together with all accrued and unpaid dividends on each such share (the "Preferred Stock Redemption Price"); and

                     (B) So long as any Deferred Redemption Shares (as defined in Section 1(c) hereof) exist, the Corporation may, at any time it may lawfully do so, at the option of the Board of Directors, redeem any amount of Class B Preferred Stock not in excess of the number of Deferred Redemption Shares calculated immediately before such redemption at the Preferred Stock Redemption Price. Any redemption of Class B Preferred Stock made pursuant to this Section 3(a)(i)(B) need not comply with the first sentence of Section 3(a)(vii). The Notice of Optional Redemption required by Section 3(a)(vi) in respect of stock redeemed pursuant to this Section 3(a)(i)(B) shall specifically state the redemption is being made pursuant to this
              Section 3(a)(i)(B).

              (ii) MANDATORY REDEMPTION OF CLASS A PREFERRED STOCK IN 1993. Between January 1, 1993 and May l, 1993 (both inclusive), the Corporation shall redeem all of the outstanding Class A Preferred Stock, or so much of the outstanding Class A

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    Preferred Stock as may be legally redeemed by paying in cash therefor the
    Preferred Stock Redemption Price plus interest, if any, accrued thereon (at the rate announced by Bank of America NT & SA from time to time as its Reference Rate) from January 31, 1993 through May l, 1993 (or, if sooner, the payment date), subject to the following limitations:

                     (A) The redemption (including interest) shall be required only to the extent, if any, that the corporation's Stockholders Equity (as defined below) at December 3l, 1992 was greater than the difference between (1) $l7,000,000 and (2) the total dollar amount paid to redeem any Class A Preferred Stock and Class B Preferred Stock on or prior to December 31, 1992 pursuant to Section 3(a)(i)(A); and

                     (B) The redemption shall be required only to the extent, if any, it is permitted by the terms of the Acquisition Financing Agreements (as defined below).

              (iii) MANDATORY REDEMPTION OF CLASS A PREFERRED STOCK AFTER 1993. If all of the Class A Preferred Stock is not redeemed by May 1, 1993, then, between January l and May l (both inclusive) in each year thereafter, the Corporation shall redeem Ten Thousand (10,000) shares (or such lesser amount as is then outstanding) of Class A Preferred Stock or so much thereof as may legally be redeemed, in cash at the Preferred Stock Redemption Price plus interest, if any, accrued thereon (at the rate announced by Bank of America NT & SA from time to time as its Reference
    Rate) from January 31 through May l of the year of the redemption (or, if sooner, the payment date), subject to the following limitations:

                     (A) The redemption (including interest) provided for in this Section 3(a)(iii) for a particular year shall be required only to the extent, if any, that the Corporation's Stockholders Equity as of December 31 of the immediately preceding year shall exceed the sum of (1) $12,000,000 and (2) the aggregate liquidation preference of all Class A Preferred Stock and Class B Preferred Stock outstanding on January l of such year less $1,000,000 (or such lesser liquidation preference as applies to all Class A Preferred Stock then outstanding); and

                     (B) The redemption shall be required only to the extent, if any, it is permitted by the terms of the Acquisition Financing Agreements.

              (iv) MANDATORY REDEMPTION OF SERIES B PREFERRED STOCK. Between January l and May 1 (both inclusive) of each year from 1994 to 1997 (inclusive), the Corporation shall redeem Ten Thousand (10,000) shares (or such lesser amount as is then outstanding) of the Class B Preferred Stock, or so much thereof as may legally be redeemed, in cash at the Preferred Stock Redemption Price plus interest, if any, accrued thereon (at the rate announced by Bank of America NT & SA from time to time as its Reference
    Rate) from January 31 through May l of the year of the redemption (or, if sooner, the payment date), subject to the following limitations:


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

                     (A) The redemption (including interest) provided for in this Section 3(a)(iv) for a particular year shall be required only to the extent, if any, that the Corporation's Stockholders Equity as of December 31 of the immediately preceding year shall exceed the sum of (1) $15,000,000 and (2) the aggregate liquidation preference of all Class A Preferred Stock and Class B Preferred Stock outstanding on January l of such year less $1,000,000 (or such lesser liquidation preference as applies to all Class B Preferred Stock then outstanding);

                     (B) The redemption shall be required only to the extent, if any, it is permitted by the terms of the Acquisition Financing Agreements;

                     (C)     No redemption shall be required if the ratio of

                        (1) the Corporation's EBIT for the preceding calendar year to

                        (2) the Corporation's Senior Debt Service for the preceding calendar year is below 150%; provided that, if such ratio is greater than 150% but less than 200% and if all of the other conditions to mandatory redemption set forth in this Section 3(a)(iv) are satisfied, the Corporation may by written notice given to the holder of the Class B Preferred Stock on or before May 1 of such year elect not to redeem all or any portion of the Class B Preferred Stock then required to be redeemed pursuant to this Section 3(a)(iv). The giving of such notice shall create Deferred Redemption Shares as defined in
                     Section 1(c) and give rise to a dividend obligation in respect of the Class B Preferred Stock which shall accrue and be payable in accordance with Section 1(c); and

                     (D) The redemption shall be required only to the extent, if any, it will not reduce

                        (1) the amount of funds available for borrowing under the Corporation's revolving loan agreements, plus

                        (2) the cumulative amount of Business Expansion Debt theretofore drawn under such revolving loan agreements, minus

                        (3) the outstanding principal amount of the term loans under the Acquisition Financing Agreements,

                        below $6,500,000.

              (v) MANDATORY REDEMPTION OF ALL CLASS A AND CLASS B PREFERRED STOCK. Notwithstanding anything to the contrary in this Section 2, on December 31, 1997

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    the Corporation shall redeem in cash, out of any funds legally available therefor, all outstanding shares of Class A and Class B Preferred Stock at the Preferred Stock Redemption Price.

              (vi) NOTICE OF OPTIONAL REDEMPTION. Notice of any redemption pursuant to Section 3 (a)(i) shall be given by certified or registered mail, postage prepaid, to the holders of record of the Class A Preferred Stock and/or Class B Preferred Stock to be redeemed at least 15 but no more than 30 days prior to the proposed date for redemption, such notice to be addressed to each such stockholder at the address of such holder given to the Corporation for the purposes of notice, or if no such address appears or is so given, at the place where the principal office of the Corporation is located. Such notice shall state the date fixed for redemption, the number of shares to be redeemed and the redemption price per share and shall call upon such holder to surrender to the Corporation on said date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed. On or after the date fixed for redemption and stated in such notice, each holder of shares of Class A Preferred Stock and/or Class B Preferred Stock notified of the redemption shall surrender the certificate(s) evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. If less than all the shares represented by any such surrendered certificate(s) are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, then, as to any certificates evidencing any Class A Preferred Stock and Class B Preferred Stock so called for redemption and not surrendered, all rights of the holders of such shares so called for redemption and not surrendered shall cease with respect to such shares, except only the right of the holders to receive the redemption price without interest upon surrender of their certificates therefor.

              (vii) PARTIAL REDEMPTION. In the case of the redemption of a part only of the outstanding Class A or Preferred Stock or Class B Preferred Stock under Section 3(a)(i)(A), the Corporation shall redeem the Class A Preferred Stock and Class B Preferred Stock then outstanding on a pro rata basis (rounded to the nearest whole share). If Class A Preferred Stock or Class B Preferred Stock is held by more than one holder and less than all the outstanding shares of such class are to be redeemed, the amount to be redeemed shall be allocated (rounded to the nearest whole share) among the holders of such class pro rata in accordance with the amount held by each.

         (b)  NO REDEMPTION OF SERIES C PREFERRED STOCK.  The shares of
    Series C Preferred Stock shall not be redeemable. Notwithstanding the foregoing, the Corporation may acquire shares of Series C Preferred Stock in any other manner permitted by law or this Certificate of Incorporation. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors (including Series C Preferred Stock), subject to the conditions and restrictions on issuance set forth herein.

4.  VOTING.

         (a) CLASS A AND CLASS B PREFERRED STOCK. The holders of the Class A Preferred Stock or Class B Preferred Stock shall not be entitled to vote for directors of the Corporation or upon any matter submitted to a vote of stockholders, except that:

              (i) Any amendment of this Certificate of Incorporation or the Bylaws of the Corporation which adversely affects the rights, preferences, privileges and restrictions granted to or imposed upon the Class A Preferred Stock or Class B Preferred Stock in a manner different than its effect upon other capital stock of the Corporation, shall not be adopted without the vote of the holder(s) of two-thirds of the Class A Preferred Stock or Class B Preferred Stock affected by such amendment then outstanding.

              (ii) Any increase in the authorized number of shares of any class or series of Preferred Stock or any authorization or designation of a class or series of Preferred Stock on a parity with the Class B Preferred Stock shall not be adopted without the vote of the holder(s) of two-thirds of the Class B Preferred Stock then outstanding.

              (iii) Any authorization or designation of any equity security which is senior to the Class B Preferred Stock shall not be adopted without the vote of the holder(s) of two-thirds of the Class B Preferred Stock then outstanding.

              (iv) In the event that for any reason the Corporation does not redeem all or any portion of the Class B Preferred Stock pursuant to
    Section 3(a)(iv), the holder(s) of Class B Preferred Stock, voting as a separate class, shall have the right to elect two (2) members of the Board of Directors, with such right commencing at the time of the failure to redeem and remaining in effect until the date upon which the Corporation has redeemed all Deferred Redemption Shares (as defined in Section 1(c)).

              (v) Such holders shall have the right to vote to the extent required by the Delaware General Corporation Law.

         (b) SERIES C PREFERRED STOCK. The holders of shares of Series C Preferred Stock shall have the following voting rights:

              (i) Each share of Series C Preferred Stock shall entitle the holder thereof to 100 votes (and each one one-hundredth of a share of Series C Preferred Stock shall entitle the holder thereof to one vote) on all matters submitted to a vote of the stockholders of the Corporation. In the event that the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then and in each such event, the number of votes per share to which holders of shares of Series C

    Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              (ii) Except as otherwise provided in this Certificate of Incorporation or herein or by law, the holders of shares of Series C Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

              (iii) In addition, the holders of shares of Series C Preferred Stock shall have the following special voting rights:

                     (A) In the event that at any time dividends on Series C Preferred Stock, whenever accrued and whether or not consecutive, shall not have been paid or declared and a sum sufficient for the payment thereof set aside, in an amount equivalent to six quarterly dividends on all shares of Series C Preferred Stock at the time outstanding, then and in each such event, the holders of shares of Series C Preferred Stock and each other series of Preferred Stock now or hereafter issued that shall be accorded such class voting right by the Board of Directors and that shall have the right to elect two directors as the result of a prior or subsequent default in payment of dividends on such series (each such other series being hereinafter called "Other Series of Preferred Stock"), voting separately as a class without regard to series, shall be entitled to elect two directors at the next annual meeting or a special meeting called for such purpose, in addition to the directors to be elected by the holders of all shares of the Corporation entitled to vote for the election of directors. The remainder of the board shall be elected by the holders of all shares (including the Series C Preferred Stock and each Other Series of Preferred Stock) of the Corporation entitled to vote for the election of directors; provided, however, that the Series C Preferred Stock and each Other Series of Preferred Stock, voting as a class, shall not have the right to elect more than one-third of the directors pursuant to the provisions of this subsection (b)(iii)(A). Such special voting right of the holders of shares of Series C Preferred Stock may be exercised until all dividends in default on the Series C Preferred Stock shall have been paid in full or declared and funds sufficient therefor set aside, and when so paid or provided for, such special voting right of the holders of shares of Series C Preferred Stock shall cease, but subject always to the same provisions for the vesting of such special voting rights in the event of any such future dividend default or defaults. The provisions of this subsection (b)(iii)(A) shall be in addition to, and shall not affect, any other rights that the holders of any Other Series of Preferred Stock may hold with respect to the election of directors. In the event that the provisions of this subsection (b)(iii)(A) are triggered, the authorized number of directors of the Corporation shall be increased to such number as is necessary to effect the voting rights set forth in this subsection (b)(iii)(A)

                     (B) At any time after such special voting rights shall have so vested in the holders of shares of Series C Preferred Stock, the Secretary of the Corporation may, and upon the written request of the holders of record of 10% or more of the shares of Series C Preferred Stock and each Other Series of Preferred Stock then outstanding addressed to the Corporation shall, call a special meeting of the holders of all shares of the Corporation entitled to vote, for the election of directors to be elected as herein provided, to be held within 60 days after such call and at the place and upon the notice provided by law and in the Bylaws for the holding of meetings of stockholders; provided, however, that the Secretary shall not be required to call such special meeting in the case of any such request received less than 90 days before the date fixed for any annual meeting of stockholders, and if in such case such special meeting is not called or held, the holders of shares of Series C Preferred Stock so entitled to vote shall be entitled to exercise the special voting rights provided in this paragraph at such annual meeting. No such special meeting and no adjournment thereof shall be held on a date later than 60 days before the annual meeting of stockholders. If, at any meeting so called shares of Series C Preferred Stock have the special voting rights provided for in this paragraph, the holders of not less than 40% of the aggregate voting power of Series C Preferred Stock and each Other Series of Preferred Stock then outstanding are present in person or by proxy, such percentage shall be sufficient to constitute a quorum for the election of the two directors as herein provided.

                     (C) Upon the election at such meeting by the holders of shares of Series C Preferred Stock and each Other Series of Preferred Stock, voting as a class, of the directors they are entitled so to elect, the persons so elected, together with such persons as may be directors or as may have been elected as directors by the holders of all shares (including Series C Preferred Stock and each Other Series of Preferred Stock) otherwise entitled to vote for directors, shall constitute the duly elected directors of the Corporation. The directors so elected by holders of shares of Series C Preferred Stock and each Other Series of Preferred Stock, voting as a class, shall serve until the next annual meeting or until their respective successors shall be elected and qualified, or if any such director is a member of a class of directors under provisions dividing the directors into classes, each such director shall serve until the annual meeting at which the term of office of such director's class shall expire or until such director's successor shall be elected and shall qualify, and at each subsequent meeting of stockholders at which the directorship of any director elected by the vote of holders of shares of Series C Preferred

              Stock and each Other Series of Preferred Stock under the special voting rights set forth in this paragraph is up for election, said special class voting rights shall apply in the reelection of such director or in the election of such directors successor; provided, however, that whenever the holders of shares of Series C Preferred Stock and each Other Series of Preferred Stock shall be divested of the special rights to elect two directors as above provided, the terms of office of all persons elected as directors by the holders of shares of Series C Preferred Stock and each Other Series of Preferred Stock, voting as a class, shall forthwith terminate, and two directors shall be elected by the holders of all shares (including the Series C Preferred Stock and each Other Series of Preferred Stock) to fill their positions.

                     (D) If, at any time after a special meeting of stockholders or an annual meeting of stockholders at which the holders of shares of Series C Preferred Stock and each Other Series of Preferred Stock, voting as a class, have elected directors as provided above, and while the holders of shares of Series C Preferred Stock and each Other Series of Preferred Stock shall be entitled so to elect two directors, the number of directors who have been elected by the holders of shares of Series C Preferred Stock and each Other Series of Preferred Stock (or who by reason of one or more resignations, deaths or removals have succeeded any directors so elected) shall by reasons of resignation, death or removal be less than two but at least one, the vacancy in the directors so elected by the holders of shares of the Series C Preferred Stock and each Other Series of Preferred Stock may be filled by the remaining director elected by such holders. In the event that such election shall not occur within 30 days after such vacancy arises, or in the event that there shall not be incumbent one director so elected by such holders, the Secretary of the Corporation may, and upon the written request of the holders of record of 10% or more of the shares of Series C Preferred Stock and each Other Series of Preferred Stock then outstanding addressed to the Secretary at the principal office of the Corporation shall, call a special meeting of the holders of shares of Series C Preferred Stock and each Other Series of Preferred Stock so entitled to vote, for an election to fill such vacancy or vacancies, to be held within 60 days after such call and at the place and upon the notice provided by law and in the Bylaws for the holding of meetings of stockholders; provided, however, that the Secretary shall not be required to call such special meeting of stockholders, and if in such case such special meeting is not called, the holders of shares of Series C Preferred Stock so entitled to vote shall be entitled to fill such vacancy or vacancies at such annual meeting. If any such special meeting required to be called as above provided shall not be called by the Secretary within 30 days after receipt of any such request, the holders of record of 10% or more of the shares of Series C Preferred Stock and each Other Series of Preferred Stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated may, at the expense of the Corporation, call such meeting to be held at the place and upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation; no such special meeting and no adjournment thereof shall be held on a date later than 60 days before the annual meeting of stockholders.

              (iv) Nothing herein shall prevent the directors or stockholders from taking any action to increase the number of authorized shares of Series C Preferred Stock, or increasing the number of authorized shares of Preferred Stock of the same class as the Series C Preferred Stock or the number of authorized shares of Common Stock, or changing the par value of the Common Stock or Preferred Stock, or issuing options, warrants or rights to any class of stock of the Corporation as authorized by this Certificate of Incorporation, as it may hereafter be amended.

              (v) Except as set forth herein, holders of shares of Series C Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote as set forth in this Certificate of Incorporation or by law) for taking any corporate action.

    5.   CONVERSION RIGHTS OF CLASS A PREFERRED STOCK.

         (a) CONVERSION OF CLASS A PREFERRED STOCK. Upon or at any time after the effective date of a registration statement for the initial offering of the Corporation's Common Stock to the general public, each holder of Class A Preferred Stock which was not redeemed on or before such effective date may, upon surrender of the certificates therefor at the principal office of the Corporation, convert any or all of such holder's Class A Preferred Stock into a number of fully paid and non-assessable shares of Common Stock of the Corporation equal to (x) $100 multiplied by the number of shares of Class A Preferred Stock to be converted, divided by (y) the price to the public in such offering, in case the Conversion Date (as defined below) is such effective date, or, in the case of a later Conversion Date, the closing price as publicly reported on the principal established public market for the Common Stock on the Conversion Date (or, if the Conversion Date is not a trading day, the last prior trading day) or, if no such closing price was publicly reported for such day or last trading day, the mean of the asked and bid prices publicly reported on the principal established public market on such day or last trading day. Notwithstanding anything in this Section 5, any conversion right shall be suspended for the period when no conversion price can be determined pursuant to the preceding sentence.

         (b) PROCEDURE FOR CONVERSION. Before any holder of Class A Preferred Stock shall be entitled to convert the same into shares of Common Stock he shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by forms appropriate for transfer, at the principal office of the Corporation and shall give written notice to the Corporation at its principal office that he elects to convert the same and shall state in writing therein the name or names in which he wishes a certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Preferred Stock or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled. Upon conversion, no fractional shares shall be issued and in lieu thereof the Corporation shall pay in cash the fair market value of such fraction as determined by the Board of Directors. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Class A Preferred Stock to be converted (such time being herein called the "Conversion Date"), and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

         (c) MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. (i) In the event of a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such merger, consolidation or sale, provision shall be made so that the holders of the Class A Preferred Stock shall thereafter be entitled to receive upon conversion thereof, when and as such conversion right arises, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale to which a holder of Common Stock deliverable upon conversion would have been entitled on such merger, consolidation, or sale. Nothing in this
    Section 5(c) shall diminish the voting rights of the Class A Preferred Stock or Class B Preferred Stock provided for in Section 4(a)(ii).

         (d) NOTICE OF RECORD DATE. If, at any time after the Class A Preferred Stock has become convertible under this Section 5, there is any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation or any transfer of all or substantially all of the assets of the Corporation to any other person, any consolidation or merger, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Class A Preferred Stock at least 30 days prior to the record date specified therein, a notice specifying (1) the date on which any such transaction is expected to become effective, and (2) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon the consummation of such transaction. Nothing in this Section 5(d) shall impair the voting rights of the Class A Preferred Stock or Class B Preferred Stock provided in Section 4(a)(ii).

         (e) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. If the Class A Preferred Stock becomes convertible under this Section 5, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Class A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Class A Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

    6.   CERTAIN DEFINED TERMS.

         As used in this Article FOURTH, the following terms have the meanings indicated:

         ACQUISITION FINANCING AGREEMENTS--the agreements and other instruments by which the Corporation or any of its assets are bound and which were entered into or created (i) at or before the closing of the Purchase Agreement in connection with its borrowing of money for the payment of the "Purchase Price" under the Purchase Agreement and for its working capital and other funding needs, or (ii) in connection with any refinancing of the debt described in clause (i) on terms not more burdensome on the Class A Preferred Stock or Class B Preferred Stock, in the aggregate, than the terms applicable under clause (i).

         BUSINESS EXPANSION DEBT--any indebtedness incurred by the Corporation or its subsidiaries in connection with the acquisition of one or more businesses other than those financed by the Acquisition Financing Agreements, or to increase the number of separate locations at which the Corporation conducts material sales or production operations (other than any merely temporary location or any location within 100 miles of another location being disposed of, deactivated or put to another use at substantially the same time). For purposes of allocating indebtedness between Business Expansion Debt and other kinds of indebtedness, amounts borrowed on a term basis for such purposes shall be considered as outstanding Business Expansion Debt in the amount borrowed less any subsequent repayments of such term debt. In the case of term debt, part of which was incurred for such purposes and part of which was incurred for other purposes but which is otherwise homogeneous, repayments shall be allocated pro rata with the aggregate amounts originally borrowed for such purposes and for other purposes.

         EBIT--for any year, the consolidated net earnings of the Corporation and its subsidiaries before deduction of interest, original issue discount, debt issuance expense amortization and income tax expense, all determined in accordance with generally accepted accounting principles consistently applied, as set forth on the Corporation's audited annual financial statements.

         SENIOR DEBT SERVICE--for any year, the aggregate amount payable in such year by the Corporation and its subsidiaries on a consolidated basis on account of principal of and interest on obligations incurred for the borrowing of money or the deferred purchase price (or capitalized leases) of any property with an original term of more than one year, other than (in each case) Business Expansion Debt.

         STOCKHOLDERS EQUITY--at any date, the consolidated stockholders equity (both Class A Preferred Stock and Class B Preferred Stock and Common Stock) of the Corporation and its subsidiaries, all determined in accordance with generally accepted accounting principles consistently applied, as set forth on the Corporation's audited annual financial statements.

    7.   CERTAIN ADDITIONAL PROVISIONS OF SERIES C PREFERRED STOCK.

         (a)  CERTAIN RESTRICTIONS.

              (i) Whenever any dividends or other distributions payable on the Series C Preferred Stock as provided in Section 1 hereof are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding shall have been paid in full, the Corporation shall not, directly or indirectly:

                     (A) declare or pay dividends on, or make any other distributions with respect to, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock;

                     (B) declare or pay dividends on, or make any other distributions with respect to, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except dividends paid ratably on shares on the Series C Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                     (C) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Preferred Stock; or

                     (D) purchase or otherwise acquire for consideration any shares of Series C Preferred Stock, or any shares of stock ranking on a parity with the Series C Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

              (ii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration, directly or indirectly, any shares of stock of the Corporation unless the Corporation could, under paragraph (i) of this Section 7(a), purchase or otherwise acquire such shares at such time and in such manner.

         (b) AMENDMENT. This Certificate of Incorporation shall not be amended in any manner that would materially and adversely alter or change the powers, preference or special rights of the Series C Preferred Stock without the affirmative vote of the holders of at least two-thirds of he outstanding shares of Series C Preferred Stock, voting together as a single series.

         (c) FRACTIONAL SHARES. Series C Preferred Stock may be issued in fractions of a share (in one one-hundredths (1/100) of a share and integral multiples thereof) that shall entitle the holder thereof, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of shares of Series C Preferred Stock.

    FIFTH:  The Corporation is to have perpetual existence.

    SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

    SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

         l. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

         2. After the original or other By-Laws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors of the Corporation; provided however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial By-Law or in a By-Law adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this Certificate of Incorporation.

         3. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the Certificate of Incorporation shall title the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon she increase or decrease in the number of authorized shares of said class.

    EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

    NINTH: Following registration of any of the classes of equity securities of the Corporation pursuant to the provisions of the Securities Exchange Act of 1934, as amended, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

    TENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TENTH.

    IN WITNESS WHEREOF, Building Materials Holding Corporation has caused its corporate seal to be affixed hereto and this restated certificate of incorporation to be signed by its President and attested by its Secretary, on this 23 day of September, 1997.


                             BUILDING MATERIALS HOLDING
                             CORPORATION

                             By:
                                   ------------------------------------------
                             Name:  Robert E. Mellor
                             Title: President and Chief Executive Officer


(SEAL)

Attest:


------------------------------
Name:  Paul S. Street
Title: Secretary